September 26, 2019

Mr. Joseph M. Harary
c/o Research Frontiers Inc.
240 Crossways Park Drive
Woodbury, NY 11797-2033

Dear Mr. Harary:

This letter agreement sets forth the terms of the amendment to the employment agreement between you and Research Frontiers Inc. dated as of January 1, 2009 as amended on June 12, 2014 (the “Employment Agreement”).

As previously authorized by the Compensation Committee of the Board of Directors of Research Frontiers Inc., effective January 1, 2019 your annual Base Salary under Section 4(a) of the Employment Agreement shall remain at its current level of $500,000.

Effective as of the date of this letter all references to “December 31, 2013” in the Employment Agreement shall be replaced with a reference to “December 31, 2024”.

Notwithstanding anything contained in Section 4(d) of the Employment Agreement to the contrary, you shall be entitled to cash out any vacation time that you are not using at any time provided that no more than 5 vacation days may be cashed out in any quarter, except that there shall be no limit to the number of vacation days that can be cashed out during the fourth quarter of each calendar year provided that no more than 20 vacation days may be cashed out with respect to any calendar year. Notwithstanding anything contained in this amendment or in the Employment Agreement, unused vacation time as of the end of any calendar year shall automatically be cashed out as of the first payroll in the subsequent calendar year.

Section 5 of the Employment Agreement shall be amended to read as follows:

The Company shall reimburse Employee for all reasonable expenses (including, but not limited to, business travel and entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers, or upon submission of proper documentation supporting such reimbursement.

Unless otherwise agreed between you and Board of Directors of Research Frontiers Inc. using the procedures set forth in Section 4(b) of the Employment Agreement regarding the setting of bonus milestones, the revenue-related portions of the current 2019 Bonus Plan between you and Research Frontiers Inc. revised as of September 19, 2019 shall apply to future calendar years. Other milestones shall be adjusted annually by the Compensation Committee pursuant to Section 4(b) of the Employment Agreement. If the Compensation Committee does not furnish the next year’s bonus plan by March 15 of such calendar year, the previous year’s bonus plan shall apply to that calendar year.

All other terms of the Employment Agreement shall remain in effect. If this accurately reflects our agreement, please sign where indicated below.

Sincerely,

/s/ Seth Van Voorhees
Seth Van Voorhees Vice President and CFO

/s/ Gregory G. Grimes
Gregory G. Grimes Chairman of the Compensation Committee of the Board of Directors

AGREED:

/s/ Joseph M. Harary
Joseph M. Harary